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                                                                 EXHIBIT 23.10.1



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 31, 1998, with respect to the financial statements of Rivercreek Apartments Limited Partnership for the year ended December 31, 1997 included in the Prospectus Supplement of AIMCO Properties, L.P., dated March 26, 1999, related to the offer to acquire units of limited partnership interest of Rivercreek Apartments Limited Partnership.



                                                           /s/ ERNST & YOUNG LLP



Greenville, South Carolina
March 26, 1999